UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

VISTACARE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2007 Annual Meeting of Stockholders, to be held on Thursday, February 1, 2007 at the Chaparral Suites Resort, located at 5001 North Scottsdale Road, Scottsdale, Arizona 85250, commencing at 2:00 p.m. local time. We look forward to greeting those of you who are able to attend.

Our 2006 Annual Report is enclosed. Also enclosed is our notice of the annual meeting, proxy statement and proxy card. We encourage you to read carefully all of the enclosed information.

At the annual meeting, we will be asking you to vote for three Class II directors and to ratify the selection of our independent registered public accounting firm, as described more fully in the enclosed proxy statement. Our Board of Directors recommends that you vote “FOR” each of the proposals described above.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. Accordingly, please read the enclosed material and mark, date, sign and return the enclosed proxy card at your earliest convenience. If you attend the annual meeting, you may revoke your proxy by requesting the right to vote in person.

Sincerely,
Richard R. Slager
Chairman of the Board of Directors,
President and Chief Executive Officer

January 3, 2007

TABLE OF CONTENTS

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT SOLICITATION AND VOTING
PROPOSAL 1
CORPORATE GOVERNANCE
COMPENSATION OF NON-EMPLOYEE DIRECTORS
EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2 of Notice)
FEES PAID TO ERNST & YOUNG LLP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK PERFORMANCE GRAPH
COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
VISTACARE, INC.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of VistaCare, Inc. will be held at 2:00 p.m. local time on Thursday, February 1, 2007 at the Chaparral Suites Resort, located at 5001 North Scottsdale Road, Scottsdale, Arizona 85250. The annual meeting is being held for the following purposes:

1. To elect three Class II directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending September 30, 2007; and

3. To transact such other business as may properly come before the annual meeting.

Stockholders of record at the close of business on December 26, 2006, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination at the annual meeting for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the annual meeting during ordinary business hours at our principal executive offices at 4800 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251.

The enclosed proxy card, proxy statement and our 2006 Annual Report to Stockholders are being sent to you along with this notice.

By order of the Board of Directors,
Stephen Lewis
Senior Vice President,
General Counsel and Secretary

Scottsdale, Arizona
January 3, 2007

VISTACARE, INC.

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On February 1, 2007

INFORMATION ABOUT SOLICITATION AND VOTING

General

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of VistaCare, Inc. for the 2007 Annual Meeting of Stockholders to be held at 2:00 p.m. local time on Thursday, February 1, 2007 at the Chaparral Suites Resort, located at 5001 North Scottsdale Road, Scottsdale, Arizona 85250, and at any adjournment or postponement of the annual meeting. Our principal executive offices are located at 4800 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251.

This proxy statement and the accompanying proxy card are expected to be mailed on or about January 3, 2007 to all stockholders entitled to vote at the annual meeting. We are mailing our Annual Report to Stockholders for the fiscal year ended September 30, 2006 together with these proxy materials. The Annual Report to Stockholders does not constitute part of this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will consider and vote on the following matters:

1. The election of three nominees to serve as members of our Board of Directors for a term of three years or until their respective successors are elected and qualified.

2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending September 30, 2007.

3. The consideration of any other business that may properly come before the meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on December 26, 2006 may vote at the annual meeting. This date is the record date for the annual meeting. On the record date, there were 16,718,800 outstanding shares of our Class A Common Stock, $0.01 par value per share, which we refer to in this proxy statement as our common stock.

How many votes do I have?

Each share of common stock that you owned on the record date entitles you to one vote on each matter voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote and to read the instructions below.

How can I vote?

You can vote by mail or you can vote in person at the annual meeting. If your shares are held in “street name,” see below under the question “Can I vote if my shares of common stock are held in “street name”? for additional information as to how you can vote your shares.

You can vote by mail.  You can vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR proposals 1 and 2.

You can vote in person.  If you attend the annual meeting, you can vote by delivering your completed proxy card in person or you can vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card?

Yes, you can change your vote and revoke your proxy at any time before the proxy is exercised at the annual meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our corporate secretary a written notice before or at the meeting prior to the exercise of the proxy that you want to revoke your proxy; or

•	voting in person at the annual meeting.

Your attendance at the meeting alone will not revoke your proxy.

If the annual meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder will still be able to revoke the stockholder’s proxy until it is voted.

Can I vote if my shares of common stock are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting. To be able to vote your shares held in street name at the annual meeting, you will need to obtain a proxy card from the holder of record.

What will happen if I do not give my bank or brokerage firm instructions on how to vote my shares?

If you do not give your broker instructions as to how to vote on the two proposals described in this proxy statement, your broker is entitled to use its discretion in voting your shares.

What constitutes a quorum for purposes of the annual meeting?

In order for business to be conducted at the annual meeting, a quorum must be present. A quorum consists of the presence, in person or by proxy, of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.

Shares of common stock represented in person or by proxy, including broker non-votes and shares that abstain from voting on one or more of the matters to be voted upon, will be counted as present for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a record holder (for example, a bank or brokerage firm) holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each proposal?

Election of directors.  The three nominees receiving the greatest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. Abstentions may not be specified on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Ratification of selection of independent registered public accounting firm.  The affirmative vote of the holders of a majority of the shares present or represented at the annual meeting is needed to approve the ratification of the selection of our independent registered public accounting firm. Abstentions will have the effect of a negative vote on this proposal. Because brokers are permitted to vote on this proposal even in the absence of voting instructions from beneficial owners, broker non-votes will have the effect of negative votes.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card or on a ballot voted in person at the annual meeting.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Trust Company, N.A. Two of our employees, Merle Lindlar and Janet Wright, will serve as the inspectors of elections at the annual meeting.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the election of the three nominees to serve as members of our Board of Directors to hold office for a term of three years; and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending September 30, 2007.

Will any other business be conducted at the annual meeting, or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the annual meeting. If any other matter is properly brought before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

The preliminary voting results will be announced at the annual meeting. We will report the final voting results in our quarterly report on Form 10-Q for the second quarter of 2007, which we expect to file with the Securities and Exchange Commission, or the SEC, on or before May 10, 2007.

How and when may I submit a stockholder proposal for the 2008 annual meeting?

To be included in the proxy statement or considered at the annual meeting, a stockholder must timely submit nominations of directors or other proposals to our Corporate Secretary in addition to complying with certain provisions set forth in our Bylaws and rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our 2008 annual meeting during February 2008. We must receive proposals for our 2008 annual meeting no later than September 3, 2007 for possible inclusion in the proxy statement, or between November 5, 2007 and December 5, 2007 for possible consideration at the meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if the Company advises stockholders how management intends to vote.

Any proposals or notices should be sent to:

VistaCare, Inc.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251
Attention: Corporate Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the common stock. We will reimburse such fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.

How can I obtain a copy of VistaCare’s 2006 Annual Report on Form 10-K?

Our Annual Report on Form 10-K is a part of our 2006 Annual Report to Stockholders and it is being mailed to you together with this proxy statement. However, you may also receive a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 by visiting our website (www.vistacare.com) and clicking on “Investor Relations,” or we will send you a paper copy without charge upon request. For a paper copy, please contact:

Investor Relations
VistaCare, Inc.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251
Telephone: (480) 648-8778

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Investor Relations at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the Investor Relations address and telephone number listed above. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL 1

ELECTION OF DIRECTORS
(Item 1 of Notice)

General

The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Jon M. Donnell, Perry G. Fine, M.D. and Jack A. Henry for re-election as Class II directors at the 2007 Annual Meeting of Stockholders, each to serve a three-year term expiring at the 2010 Annual Meeting of Stockholders or until their respective successors have been elected and duly qualified. Unless instructed otherwise, the proxy holders will vote the proxies received by them for the election of Messrs. Donnell, Fine and Henry. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for a substitute nominee designated by the present Board of Directors (unless another nominee is indicated in any particular proxy), or the Board of Directors may reduce the number of directors. Messrs. Donnell, Fine and Henry have consented to serve as directors, and our Board of Directors has no reason to believe that they will be unavailable for service.

The Board of Directors recommends a vote “FOR” the proposed nominees.

Composition of the Board of Directors

Our Certificate of Incorporation divides the Board of Directors into three classes. Directors in each class serve for a three-year term or until their respective successors are elected and qualified or until their earlier resignation, death or removal. One class of directors is elected at each annual meeting. Currently, James C. Crews, Geneva B. Johnson and Brian S. Tyler serve as Class I directors (whose terms expire in 2009), Messrs. Donnell, Fine and Henry serve as Class II directors (whose terms expire in 2007), and Messrs. Klisares and Slager serve as Class III directors (whose terms expire in 2008). There are no family relationships among any of our directors or executive officers.

Effective May 13, 2006, Ronald A. Matricaria resigned from the Board of Directors. On May 16, 2006, acting on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors fixed the number of directors at eight (8) to eliminate the vacancy on the board created by Mr. Matricaria’s resignation. As a result, the Board of Directors is composed of eight members, with three (3) directors in each of Classes I and II and two (2) directors in Class III.

Effective September 26, 2006, a vacancy on the Board of Directors was created by the resignation of David W. Elliot, Jr. Effective December 6, 2006, the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, appointed Brian S. Tyler, Ph.D. to serve the remainder of Mr. Elliot’s term ending in 2009.

Set forth below is information concerning the persons nominated for election at the 2007 Annual Meeting of Stockholders and the directors whose terms do not expire at the 2007 Annual Meeting. Information regarding their compensation is presented in the section of this proxy statement entitled “Compensation of Non-Employee Directors,” and information regarding their beneficial ownership of shares of our common stock is presented in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Class II Director

Jon M. Donnell, 47, has served as a member of our Board of Directors since July 2005. For over 20 years, Mr. Donnell has held a variety of leadership roles in accounting, financial and operating management. Since March 2006, Mr. Donnell has been the principal of J.D. Business Solutions, LLC, a real estate consulting firm. Prior to that, Mr. Donnell served as Chief Operating Officer of Levitt and Sons, a Florida-based homebuilder. Mr. Donnell served as President of Dominion Homes, Inc. from July 1999 to October 2004 and as Chief Operating Officer from September 1996 to October 2004. From August 1995 to June 1998, he served as Chief Financial Officer of Dominion Homes. Mr. Donnell has held operational and financial leadership positions with Del Webb and was also part of the audit team for Peat, Marwick, Mitchell, & Co., a Phoenix, Arizona-based accounting firm, where he earned his CPA.

Perry G. Fine, M.D., 54, has served as a member of our Board of Directors since September 2001. In addition, Dr. Fine served as our National Medical Director from June 1996 until August 2003. Dr. Fine is currently a Professor of Anesthesiology in the School of Medicine at the University of Utah, a post he has held since July 1985. In the fall of 2004, he assumed the position of Vice President, Medical Affairs of the National Hospice and Palliative Care Organization, Alexandria, Virginia. Dr. Fine has extensive clinical, educational, research and public policy experience dating to the inception of the Medicare hospice benefit. He is a founding member of the American Academy of Hospice and Palliative Medicine. Dr. Fine serves on the Board of Directors of the American Academy of Pain Medicine and the Society for Arts in Healthcare.

Jack A. Henry, 63, has served as a member of our Board of Directors since May 2005. In October 2000, Mr. Henry formed Sierra Blanca Ventures LLC, a private advisory and investment firm of which he is the Managing Director. Mr. Henry was employed with Arthur Andersen LLP from 1966 to 2000 and served for 18 years as the Managing Partner of Andersen’s Phoenix office. Mr. Henry currently serves on the Board of Directors of White Electronic Designs Corporation, DHB Industries, Inc. and a private company. Additionally, he continues his active involvement in community initiatives and as a board member for multiple business enterprises. Mr. Henry received his BA and MBA from the University of Michigan.

Directors Whose Terms Expire at the 2008 Annual Meeting (Class III Directors)

Pete A. Klisares, 71, has served as a member of our Board of Directors since November 2001. Since November 1999, Mr. Klisares has been a principal of MiGG Capital Investment Company, a private capital investment fund, and a business consultant. From August 1997 until June 1999, he served as President and Chief Operating Officer of Karrington Health, Inc., an assisted living provider. From November 1991 until August 1997, Mr. Klisares was an Executive Vice President of Worthington Industries, Inc., a steel processing and specialty steel product manufacturer. From August 1960 until May 1991, he was employed by AT&T Corp., where he retired as a Vice President of Manufacturing.

Richard R. Slager, 52, has served as our President since September 2006 and as our Chief Executive Officer since May 2001. Mr. Slager has also served as a member of our Board of Directors since May 2001 and as Chairman of our Board of Directors since August 2003. From May 2001 to January 2005, Mr. Slager served as our President. From June 1999 until May 2001, he was Chief Executive Officer of SilverAge LLC, an entrepreneurial online monitoring and interactive technical company for seniors. In May 1989, Mr. Slager founded Karrington Health, Inc., an assisted living provider, and served as Chairman of the Board of Directors and Chief Executive Officer of Karrington Health, Inc. until May 1998 when it was acquired by Sunrise Assisted Living.

Directors Whose Terms Expire at the 2009 Annual Meeting (Class I Directors)

James C. Crews, 69, has served as a member of our Board of Directors since May 2005. Most recently, Mr. Crews served as the Chief Executive Officer of Banner Health Arizona from September 1999 to May 2000. From 1991 to 1999, he was the President and CEO of the Samaritan Health System in Phoenix and led the merger of that organization with the Lutheran Health System to create Banner Health, one of the largest not-for-profit health systems in the country. In 2000, Mr. Crews retired from Banner Health after serving in the not-for-profit health field for 38 years in hospitals and health systems in Minnesota, Illinois, West Virginia and Arizona. He achieved Life Fellow status with the American College of Healthcare Executives and received his Masters degree in Healthcare Administration from the University of Iowa. Mr. Crews continues his community affiliations with organizations assisting the young, homeless, the medically underserved, and those working on Alzheimer’s research.

Geneva B. Johnson, 77, has served as a member of our Board of Directors since May 2004. Ms. Johnson currently serves as the Chairman of the Board of Directors of the Women’s Leadership Institute at Mount Mary College, a position she has held since her appointment in 2005, after serving as its Executive Director from 2001 until 2005. From January 1983 to March 1994, Ms. Johnson served as the President and CEO of Family Service America, Inc., an organization that serves four million people annually in more than 1,000 communities through a network of community-based family counseling and support services. She also serves as a trustee of Froedtert

Memorial Lutheran Hospital, is a former trustee of the Medical College of Wisconsin, and serves on the Advisory Board of the Harvard Business School initiative on Social Enterprise. Ms. Johnson earned a bachelor’s degree from Albright College, a master’s degree from Case Western University, and a Certificate in Executive Management from the Harvard Business School. She received an honorary Doctor of Humanities from Albright College in 1983, and an honorary Doctor of Humane Letters from Alvernia College in 2002.

Brian S. Tyler, Ph.D., 39, has served as a member of our Board of Directors since December 2006. Mr. Tyler currently serves as the President of McKesson Corporation’s Medical-Surgical Group. Mr. Tyler has been with McKesson Corporation since 1997, serving in various senior management roles, including Vice President of Business Development, Vice President and subsequently Senior Vice President of Business Development and Strategy for McKesson Corporation’s Supply Management Business, and President of McKesson Specialty. Mr. Tyler served as a Senior Associate with Integral, Inc., a health care consulting company, prior to joining McKesson Corporation. Mr. Tyler received his BA in Economics from the University of California Santa Cruz. He earned his MA and Ph.D. in Economics from the University of Chicago.

CORPORATE GOVERNANCE

General

We believe that good corporate governance practices provide an important framework that promotes our long-term strategy of building value for our stockholders. Accordingly, we review annually our corporate governance practices and policies to ensure that they are in line with current best practices and in compliance with the requirements of the SEC and the Nasdaq Stock Market.

Information regarding corporate governance at VistaCare can be found on our website (www.vistacare.com) under the “Investor Relations — Corporate Governance” captions. This information includes copies of the charters of our Audit, Compensation and Nominating and Corporate Governance Committees, our Code of Business Conduct and Ethics for officers, employees and directors and our Corporate Governance Guidelines. Set forth below is a brief description of some of our most important corporate governance policies and practices.

Independence of Directors

“Independent” Directors.  We believe that independent directors play a critical role in company governance, and we are committed to ensuring that a majority of our directors are independent. Presently, seven (7) of our eight (8) directors are independent under the standards specified by the Nasdaq Stock Market. In particular, our Board of Directors has determined that none of Messrs. Crews, Donnell, Fine, Henry, Klisares and Tyler, and Ms. Johnson has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is “independent” within the meaning of Nasdaq’s director independence standards. In addition, our Board of Directors has determined that all of the members of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are “independent” within the meaning of Nasdaq’s director independence standards. Mr. Slager is the only director who is also an employee of VistaCare.

All of our directors during fiscal 2006, other than Messrs. Slager and Elliot, were non-employee directors. The Nasdaq “independence” criteria applicable to directors includes a requirement that a director not have been employed by the company or by any parent or subsidiary of the company during the past three years. From June 1996 to August 2003, Dr. Fine was employed as our National Medical Director. Our Board of Directors has determined that as of September 1, 2006, Dr. Fine qualifies as an independent director under the Nasdaq rules.

The Nasdaq “independence” criteria also include a requirement that a director not have received payments from the company in excess of $60,000 during the current or any of the past three fiscal years other than: (i) compensation for board or board committee service; (ii) payments arising solely from investments in the company’s securities; (iii) compensation paid to a family member of the director who is a non-executive employee of the company or any parent or subsidiary of the company; (iv) benefits under a tax-qualified retirement plan or non-discretionary compensation; or (v) certain permitted loans. Commencing September 1, 2003, Dr. Fine began to provide consulting services to us under a consulting agreement described elsewhere in this proxy statement under “Certain Relationships and Related Transactions.” In return, Dr. Fine received an annual retainer of $60,000. Our consulting agreement with Dr. Fine was terminated in January 2006. The Board of Directors concluded that Dr. Fine’s consulting agreement with the company did not preclude a determination that Dr. Fine is independent under the Nasdaq rules.

“Independence” for Audit Committee Members and Audit Committee Financial Expert.  In addition, as required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Jon M. Donnell and Jack A. Henry are the independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Donnell and Henry’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Donnell and Henry any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Lead Director

In order to ensure a balanced relationship between management and the Board of Directors, in 2003 our Board of Directors established the role of Lead Director. The Lead Director serves as the Chair of any meeting at which management directors are not present and acts as a liaison between management, including the Chairman/Chief Executive Officer, and the independent directors. Mr. Klisares served as the Lead Director during our 2006 fiscal year. In this capacity, Mr. Klisares had frequent contact with Mr. Slager and other members of management on a broad range of matters.

Nomination of Directors

General

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by the Nasdaq and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.

If the Nominating and Corporate Governance Committee determines that it is necessary to add a new member to the Board of Directors or to fill a vacancy, the Committee will identify and evaluate prospective candidates. In evaluating a director candidate, including candidates recommended by stockholders, the Committee will consider, among other things, the candidate’s integrity, business acumen, experience, other commitments, conflicts of interest and the ability to act in the interest of all of our stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition, there are no specific minimum qualifications that must be met for any nominee. The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

After seeking input from other Board members and from senior management, the Chair of the Nominating and Corporate Governance Committee will compile a list of potential candidates to recommend for consideration by the full Board. If the Nominating and Corporate Governance Committee deems appropriate, it may also engage a professional search firm. The Chair of the Nominating and Corporate Governance Committee, working with the other members of the Board and senior management, determines whether any of the candidates proposed by the Nominating and Corporate Governance Committee have relationships with any Board members or management, and oversees the initial contact with candidates.

The Chairman of the Board of Directors, together with at least one member of the Nominating and Corporate Governance Committee, interviews prospective candidates. Following such interview, the Nominating and Corporate Governance Committee deliberates to consider whether and to what extent prospective candidates satisfy the criteria for nomination established by the Board of Directors. Following its evaluation discussion, the Nominating and Corporate Governance Committee will then recommend to the Board of Directors the final nominee(s). The Board will then consider and vote on such recommendations.

To date, we have not paid any third party a fee to assist in evaluating and identifying nominees. During 2006, no candidate was recommended to our Nominating and Corporate Governance Committee by any beneficial owner of more than 5% of our common stock.

Stockholder Nominations

Our stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating and Corporate Governance Committee in the same manner, and subject to the same criteria, as nominees proposed by the Board of Directors, management or other sources.

To propose a nominee, stockholders should submit the name of the proposed nominee, together with the information required by our Bylaws, and any other information with respect to the proposed nominee that will enable the Nominating and Corporate Governance Committee to make an informed evaluation of the proposed nominee’s qualifications. Such proposals should be directed to:

Nominating and Corporate Governance Committee
c/o General Counsel
VistaCare, Inc.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251
Phone: (480) 684-4545

The Nominating and Corporate Governance Committee will consider recommendations that are provided on a timely basis in accordance with our Bylaws.

Stockholder Communications with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board. In particular, stockholders may send written communications to the Board of Directors at the following address:

Board of Directors
c/o General Counsel
VistaCare, Inc.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251
Phone: (480) 684-4545

Upon receipt, the General Counsel will review such communications to determine whether they relate to matters of corporate governance or strategy or to matters unrelated to the responsibilities of the Board of Directors. Communications relating to matters of corporate governance or strategy will be forwarded to the Lead Director, who will, in turn, provide copies or summaries of such communications to the other members of the Board of Directors for consideration, as appropriate.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than overseeing day-to-day operations. The primary responsibility of the Board of Directors is to oversee the management of the company and, in so doing, to serve the best interests of the company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that may potentially have a major economic impact on us. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Mr. Slager is the only director who is also an employee of VistaCare. Mr. Slager does not serve on any of the Board’s committees and does not participate in any meeting at which his compensation is evaluated.

The Corporate Governance Guidelines that have been adopted by the Board call for regularly scheduled meetings at which only independent directors are present. Executive sessions of non-management directors are generally held before or after regular meetings of the Board of Directors. Executive sessions are either scheduled in advance or called at the request of a non-management director, and are chaired by the Lead Director.

Our Board of Directors met seven (7) times in fiscal 2006 (of which three (3) were by way of teleconference). Each director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member. Six (6) directors attended our 2006 annual meeting of stockholders. Our Corporate Governance Guidelines state that directors are not required but are encouraged to attend the annual meeting of stockholders. To encourage and facilitate director attendance at the annual meeting, our Board of Directors attempts to schedule a Board meeting on the same date as the annual meeting of the stockholders.

Our Board of Directors has a standing Audit Committee, a standing Compensation Committee, a standing Nominating and Corporate Governance Committee and a standing Strategic Initiatives Committee. Each Board committee has a charter that has been approved by the Board of Directors, and each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. All members of all Board committees are independent, non-employee directors.

In May 2006, the Board of Directors changed the committee assignments of some of its members to improve the balance of committee service and better utilize each director’s experience and interests. At the same time, the Board changed the name of the Investment Committee to the Strategic Initiatives Committee, effective for its August 2006 meeting. The duties and authority of the Investment Committee were reassigned to either the Audit Committee or the Strategic Initiatives Committee. In December 2006, the Board adopted an amended and restated Audit Committee charter, a copy of which is attached as Annex A to this proxy statement.

Audit Committee

The current members of the Audit Committee are Messrs. Henry (Chair), Donnell and Klisares. In August 2006, in connection with an adjustment of board committee assignments, Mr. Crews ceased being a member of the Audit Committee. Our Board of Directors has determined that Messrs. Henry and Donnell qualify as “audit committee financial experts” under SEC rules; that each member of the Audit Committee is an “independent director” under the Nasdaq rules governing the qualifications of the members of audit committees; and that each of them has the financial sophistication to satisfy the requirements of Nasdaq. The Audit Committee is empowered to retain independent advisers or consultants as it deems necessary to accomplish its mandates. No member of our Audit Committee serves on the audit committee of more than three (3) other public companies. The Audit Committee met four (4) times during fiscal 2006. The responsibilities of our Audit Committee and its activities during fiscal 2006 are described in the “Audit Committee Report for the year ended September 30, 2006” set forth elsewhere in this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Donnell (Chair), Crews, Klisares and Tyler. Mr. Tyler was appointed to the Compensation Committee upon his appointment to the Board in December 2006. Our Board of Directors has determined that each member of the Compensation Committee is independent as defined under Nasdaq rules. The Compensation Committee held six (6) meetings (of which two (2) were by way of teleconference) during fiscal 2006. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and makes recommendations to our Board of Directors regarding the salaries and bonuses of our other executive officers. Our Chief Executive Officer is not present during voting or deliberations on the determination of his salary.

The Compensation Committee also oversees the evaluation of management by the Board of Directors. In addition, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during fiscal 2006 are described in the “Report of the Compensation Committee on Executive Compensation” set forth elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Ms. Johnson (Chair) and Messrs. Henry and Klisares. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under Nasdaq rules. The Nominating and Corporate Governance Committee is responsible for identifying and evaluating the qualifications of individuals proposed as nominees for election to the Board of Directors and for making recommendations to the Board of Directors based on such evaluations. In addition, the Nominating and Corporate Governance Committee is charged with developing and recommending to the Board of Directors changes to our Corporate Governance Guidelines and overseeing the periodic evaluation of the Board of Directors. The Nominating and Corporate Governance Committee is authorized to retain advisers or consultants as it deems necessary to accomplish its mandate. For information relating to nominations of directors by our stockholders, see “Nomination of Directors” above. The Nominating and Corporate Governance Committee held four (4) meetings during fiscal 2006.

Strategic Initiatives Committee

In May 2006, our Board of Directors changed the name of the Investment Committee to the Strategic Initiatives Committee. The Investment Committee had been established in May 2004 to assist the Board of Directors by overseeing and making recommendations regarding financial matters such as financing objectives and plans, financial strategies and capital structure, and the implications of major investments, restructurings, joint ventures, acquisitions and divestitures. The Strategic Initiatives Committee focuses on matters such as new program and inpatient unit development, joint ventures, acquisitions and divestitures. Financial matters formerly considered by the Investment Committee are now considered by the Audit Committee. The current members of the Strategic Initiatives Committee are Messrs. Crews (Chair), Klisares and Tyler, and Ms. Johnson. Mr. Tyler was appointed to the Strategic Initiatives Committee upon his appointment to the Board in December 2006. During fiscal 2006, the Investment Committee met three (3) times and the Strategic Initiatives Committee met once.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee directors receive an annual retainer and meeting fees, paid in quarterly installments, for their service as directors and as members of the Board’s committees. In July 2006, our Board of Directors approved a proposal to eliminate the payment of fees related to Board and committee meeting attendance and participation in conference calls and adopted a revised compensation schedule for non-employee directors, effective for the fourth quarter of fiscal 2006. The revised compensation schedule provides for annual retainers based upon Board and Board committee membership and responsibilities. In addition to annual retainers and fees, our non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties.

For the first, second and third quarters of fiscal 2006, each non-employee director, other than the Lead Director and the Chair of the Audit Committee, received a $20,000 annual retainer. Our Lead Director, Pete A. Klisares, received a $40,000 annual retainer. Our current Audit Committee Chair, Mr. Henry, received a $30,000 annual retainer. Each non-employee director, other than the Lead Director, received fees of $1,500 per Board meeting and $750 per Board conference call attended. Our Lead Director received fees of $3,000 per Board meeting and $1,500 per Board conference call attended. Each non-employee director, including the Lead Director, who served on a Board committee received a fee of $750 per committee meeting and $375 per committee conference call attended. Each non-employee director, including the Lead Director, who served as the chair of a Board committee received an additional $500 per committee meeting and an additional $125 per committee conference call attended.

Beginning with the fourth quarter of fiscal 2006, each non-employee director receives an annual retainer, payable in quarterly installments, based upon Board and Board committee membership and responsibilities. Each non-employee director receives a $30,000 annual retainer. Our Lead Director, Mr. Klisares, receives an additional $30,000 annual retainer. Our Audit Committee Chair, Mr. Henry, receives an additional $27,500 annual retainer. Our Compensation Committee Chair, Mr. Donnell, receives an additional $10,000 annual retainer. Ms. Johnson, Chair of the Nominating and Corporate Governance Committee, and Mr. Crews, Chair of the Strategic Initiatives Committee, each receives an additional $5,000 annual retainer. The non-chair members of our Audit Committee, Mr. Donnell and Mr. Klisares, each receive an additional $5,000 annual retainer. All non-chair members of committees other than the Audit Committee each receive an additional $2,500 annual retainer.

Non-employee directors are entitled to participate in our 2002 Non-Employee Director Stock Option Plan, or our director plan. Our director plan authorizes the grant of options to purchase up to an aggregate of 300,000 shares of our common stock. Under the director plan, each non-employee director is granted an option to purchase 20,000 shares of our common stock promptly following his or her election or appointment to our Board of Directors. In addition, the director plan provides that each non-employee director will be granted an option to purchase 10,000 shares of our common stock on November 11 of each year, provided that he or she attended at least 75% of the meetings of the Board of Directors, and the meetings of any Board committee on which he or she served, in the preceding year. In 2003, our Board of Directors elected to defer such annual option grants until the first quarter of 2004. Accordingly, each of our non-employee directors was granted an option in February 2004 to purchase 10,000 shares of our common stock under the director plan at an exercise price of $34.09 per share. Each option granted under the director plan is immediately exercisable in full and expires on the earlier of ten years from the date of grant, or on the first anniversary of the date on which the optionee ceases to be a director. The Board of Directors elected not to accept the automatic grant for 2004. On May 5, 2005, the annual grant was resumed and each of our non-employee directors received an option grant to purchase 10,000 shares of our common stock at an exercise price of $17.58 per share. On May 17, 2006, each of our non-employee directors received an option grant to purchase 10,000 shares of our common stock at an exercise price of $13.62 per share.

In addition to the foregoing, all of our directors are eligible to receive option grants under our 1998 Stock Option Plan. In fiscal 2006, no grants were awarded to any of our directors pursuant to the 1998 Stock Option Plan, other than an option grant to purchase 10,000 shares of our common stock awarded May 17, 2006 to Mr. Klisares as Lead Director, at an exercise price of $13.62 per share.

EXECUTIVE COMPENSATION

The table below sets forth summary information concerning the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers who served as executive officers during our fiscal year ended September 30, 2006. The individuals listed below are referred to in this proxy statement as our “named executive officers.”

Summary Compensation Table

						Long-Term
						Compensation
								Securities		All Other
						Restricted		Underlying		Compen-
	Annual Compensation			Other Annual		Stock		Options		sation
Name and Principal Position	Year(1)	Salary	Bonus	Compensation		Awards(2)		(Shares)		($)

Richard R. Slager	2006	$404,385	$—	$—		$—		—		—
President, Chief Executive	2005	$401,539	$—	$—		$—		—		—
Officer and Chairman	2004	$301,539	$—	$—		$—		—		—
Todd R. Coté, M.D.(3)	2006	$162,769	$—	$—		$127,900	(4)	10,000		—
Chief Medical Officer
John Crisci	2006	$187,019	$—	$—		$259,800	(5)	—		—
Vice President of People and	2005	$155,596	$—	$—		$—		—		—
Education	2004	$104,769	$—	$—		$—		45,000		—
David Elliot(6)	2006	$325,000	$—	$85,011	(7)	$—				—
President & Chief Operating Officer	2005	$237,500	$—	$—		$—		325,000		—
Ronald F. Watson(8)	2006	$169,348	$—	$—		$—		—		46,154	(11)
Executive Vice President of	2005	$200,769	$—	$—		$—		—		—
Corporate Development Services	2004	$133,538	$—	$—		$240,000	(9)	90,000	(10)	—
Stephen Lewis	2006	$150,000	$—	$—		$—		—		—
Senior Vice President and	2005	$150,557	$—	$—		$—		—		—
General Counsel	2004	$113,078	$—	$—		$—		15,000		—
Roseanne Berry	2006	$149,127	$—	$—		$129,900	(12)	—		—
Chief Compliance Officer	2005	$145,000	$—	$—		$—		—		—
	2004	$105,000	$—	$—		$—		25,000		—

(1)	On August 18, 2004, our Board of Directors resolved to change the Company’s fiscal year-end from December 31 to September 30, effective immediately. Accordingly, the compensation information for fiscal 2004 reflects a nine (9)-month period (January 1 — September 30, 2004) rather than a twelve (12)-month period. The compensation information for fiscal years 2005 and 2006 reflects a twelve (12)-month period.

(2)	The following table shows the number and market value of unvested restricted stock holdings with respect to our named executive officers as of September 30, 2006. The market value of the holdings in the table below is based on the per share closing price of our common stock on September 29, 2006 ($10.40), which was the last trading day of our 2006 fiscal year:

		Market Value of
	Unvested Shares of	Unvested
	Restricted	Restricted
	Stock	Stock Holdings
Name	(# of Shares)	($)

Todd R. Coté	10,000	$104,000
John Crisci	20,000	$208,000
Roseanne Berry	10,000	$104,000

If we pay a dividend in the future, holders of restricted stock are entitled to such dividend.

(3)	Dr. Coté was hired in January 2006.

(4)	Reflects the aggregate value of 10,000 shares of common stock awarded to Dr. Coté, based on the closing price of $12.79 per share on the date of the award (January 3, 2006). The restricted stock award vests over five years in equal installments of 2,000 shares on each anniversary of the award date. The shares remain subject to risk of forfeiture until they vest, provided Dr. Coté remains employed with us.

(5)	Reflects the aggregate value of 20,000 shares of common stock awarded to Mr. Crisci based on the closing price of $12.99 per share on the date of the award (December 15, 2005). The restricted stock award vests over five years in equal installments of 4,000 shares on each anniversary of the award date. The shares remain subject to risk of forfeiture until they vest, provided Mr. Crisci remains employed with us.

(6)	Mr. Elliot was employed from January 2005 until September 26, 2006.

(7)	Includes $45,011 in relocation expenses and taxes paid in connection with Mr. Elliot’s relocation to the Phoenix metropolitan area, and $40,000 representing the difference between the price paid by the Company to purchase Mr. Elliot’s house in Minnesota in October 2005 and the price for which the Company sold the house in December 2005.

(8)	Mr. Watson was employed from May 2004 until June 30, 2006.

(9)	Reflects the aggregate value of 15,000 shares of common stock awarded to Mr. Watson, based on the closing price of $16 per share on the date of the award (August 24, 2004). The restricted stock award has a 3-year vesting schedule with one-third vesting on each of September 30, 2005, 2006 and 2007, if certain performance objectives are met. In the event such performance objectives are not met, all of the shares remain subject to risk of forfeiture until September 30, 2008, provided Mr. Watson is still employed by us on that date. All 15,000 shares of common stock were forfeited upon Mr. Watson’s departure from the Company.

(10)	All 90,000 options were forfeited upon Mr. Watson’s departure from the Company.

(11)	Represents severance payments to Mr. Watson in fiscal 2006 pursuant to his Management Agreement with the Company. Such payments will continue for one year.

(12)	Reflects the aggregate value of 10,000 shares of common stock awarded to Ms. Berry, based on the closing price of $12.99 per share on the date of the award (December 15, 2005). The restricted stock award vests over five years in equal installments of 2,000 shares on each anniversary of the award date. The shares remain subject to risk of forfeiture until they vest, provided Ms. Berry remains employed with us.

Stock Option Grants in Last Fiscal Year

The following table lists the grants during fiscal 2006 of stock options to the named executive officers listed in the Summary Compensation Table. Todd R. Coté, M.D., our Chief Medical Officer, was the only named executive officer to receive options in the last fiscal year.

	Number of	% of Total			Potential Realizable Value at Assumed Annual Rate of Stock
	Shares	Options Granted	Exercise or		Price Appreciation for Option Term(1)
	Underlying	to Employees in	Base Price	Expiration	5%	10%
Name	Options Granted	Fiscal Year	($/Sh)	Date	($)	($)

Todd R. Coté, M.D.	10,000	2.55%	$12.79	1/3/2016	$80,436	$203,840

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of the option immediately prior to the expiration of its term assuming the specified compound rates of appreciation (5% and 10%) in the market value of our common stock over the term of the option. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of this stock option will depend on the future performance of our common stock, the optionholder’s continued employment through the option period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth certain information regarding option exercises in 2006 by the named executive officers listed in the Summary Compensation Table and the value of all unexercised stock options held by each of our named executive officers as of September 30, 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares Acquired	Value	Options at Year-End		Options at Year-End
Name	on Exercise	Realized(1)	Exercisable/Unexercisable		Exercisable/Unexercisable(2)

Richard R. Slager	—	—	602,668	/ —	$2,198,942	/ $ —
Todd R. Coté, M.D.	—	—	—	/ 10,000	$—	/ $ —
John Crisci	—	—	45,000	/ 20,000	$—	/$ —
David W. Elliot	—	—	130,000	/ —	$—	/ $ —
Ronald F. Watson	—	—	40,000	/ —	$—	/ $ —
Stephen Lewis	—	—	39,000	/ 8,000	$159,600	/ $53,200
Roseanne Berry	—	—	37,800	/ —	$85,120	/ $ —

(1)	Represents the difference between the closing price per share of our common stock on the date(s) of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Represents the difference between the closing price per share ($10.40) of our common stock on the Nasdaq Global Market on September 29, 2006 and the exercise price per share of the stock option, multiplied by the number of shares subject to the option.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of September 30, 2006 about our common stock that may be issued upon the exercise of options and rights under our equity compensation plans. Our stockholders have previously approved each of these plans and all amendments that were subject to stockholder approval. We have no equity compensation plans that have not been approved by our stockholders.

			Number of Securities
			Remaining Available For
			Future Issuance Under
	Number of	Weighted-Average	Equity Compensation
	Securities to be Issued	Exercise of	Plans (Excluding)
	Upon Exercise of	Outstanding	Securities Reflected in
	Outstanding Options,	Options, Warrants	Second Column from
Plan Name	Warrants and Rights	and Rights	Left)

1998 Stock Option Plan	2,315,177	$14.12	704,111
2002 Non-Employee Director Stock Option Plan	210,000	$19.31	90,000
2002 Employee Stock Purchase Plan(1)	—	—	146,348
Total	2,525,177	$14.56	940,459

(1)	As of September 30, 2006, an aggregate of 53,652 shares of our common stock have been sold under the 2002 Employee Stock Purchase Plan.

Management Agreements with Named Executive Officers

In October 2002, we entered into management agreements with Richard R. Slager, our Chief Executive Officer, and Stephen Lewis, our Senior Vice President and General Counsel. In May 2004, we entered into a management agreement with Ronald F. Watson, who served as our Executive Vice President of Corporate Development from May 2004 until June 2006. In January 2005, we entered into a management agreement with David W. Elliot, who served as our President and Chief Operating Officer from January 2005 until September 2006. In June 2005, we entered into a management agreement with John Crisci our Vice President of People. In February

2006, we entered into management agreements with Roseanne Berry, our Chief Compliance Officer, and Todd Coté, our Chief Medical Officer. In August 2006, we entered into an amended and restated management agreement with Mr. Slager.

Under these agreements, the named executive officers are entitled to compensation in the event of their employment termination or a sale of the Company, as described below.

Compensation Upon Termination of Employment Prior to Change of Control

In the event that, prior to a change of control of VistaCare, the employment of any of the named executive officers is terminated by (i) us for any reason other than for cause or the executive’s death or disability or (ii) the executive for good reason, we are required to:

•	continue to pay the executive his or her then current salary for twelve months following employment termination; and

•	continue to provide the executive with health and life insurance benefits for twelve months following employment termination, or pay the full value of such benefits in cash.

Upon Mr. Watson’s resignation, he became entitled to the above severance benefits pursuant to the terms of his management agreement.

Upon Mr. Elliot’s resignation, we recorded a charge in the fourth quarter of 2006 of approximately $400,000 for severance-related expenses. In addition, we incurred approximately $150,000 in expenses associated with accelerated vesting of a portion of Mr. Elliot’s unvested stock options.

Compensation Upon Termination of Employment After a Change of Control

In the event that, within two years following a change in control of VistaCare, the employment of Mr. Slager is terminated for any reason, including Mr. Slager’s death, disability or voluntary resignation, but excluding a termination by VistaCare for cause, we are required to:

•	pay Mr. Slager a lump sum amount equal to three times his then current annual salary; and

•	continue to provide Mr. Slager with health and life insurance benefits for three years following employment termination, or pay the full value of such benefits in cash.

In addition, upon a change in control of VistaCare, regardless of whether Mr. Slager’s employment is terminated, the vesting of all of his options to purchase common stock would be accelerated in full. Under Mr. Slager’s August 2006 amended and restated management agreement, all restricted stock awarded to Mr. Slager shall also immediately vest in full upon a change in control of VistaCare regardless of whether Mr. Slager’s employment is terminated following such change in control.

In the event that, within two years following a change in control of VistaCare, the employment of Messrs. Lewis, Crisci or Coté, or Ms. Berry is terminated by VistaCare for any reason other than cause or the executive’s death or disability or is terminated by the executive for good reason, we are required to:

•	pay the executive a lump sum amount equal to two times his or her then current annual salary;

•	continue to provide the executive with health and life insurance benefits for two years following employment termination, or pay the full value of such benefits in cash; and

•	accelerate the vesting of all options to purchase common stock held by the executive.

Compensation Upon a Sale of the Company

Mr. Slager’s October 2002 management agreement provided that if, before December 31, 2006, there was a change in control resulting from a sale of the Company in which the per-share equity value of VistaCare implied by the transaction is at least $12.50, we are required to pay Mr. Slager a transaction fee in the amount of $1 million. Under Mr. Slager’s August 2006 amended and restated management agreement, in the event Mr. Slager’s employment is terminated for any reason other than cause within two years following a change in control of the Company, Mr. Slager will receive, in addition to the other amounts provided for under the management agreement, an amount equal to the greater of the last bonus payment earned by him prior to his termination or his target bonus payment for the year in which his employment is terminated if the change in control does not result from a sale of the Company prior to December 31, 2006.

As used in the management agreements, a “sale of the company” means:

•	the acquisition of more than 50% of our voting securities by any person, party or group, other than in connection with a sale of securities by us; or

•	the acquisition of VistaCare by means of reorganization, merger, consolidation or asset sale, unless our stockholders prior to such acquisition hold, in substantially the same proportions as prior to the acquisition, more than 50% of the voting securities of the acquiring entity following the acquisition.

In exchange for the foregoing rights, each of the executives has agreed to covenants restricting them from competing with our business or soliciting our employees or patient referral sources for two years following their employment termination and from disclosing or divulging any of our confidential information.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

Report of the Compensation Committee on Executive Compensation

The Company’s executive compensation is supervised by the Compensation Committee of the Board. The Compensation Committee seeks to provide executive compensation that will support the achievement of the Company’s financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Committee reviews executive compensation surveys and/or other available information and may from time to time consult with independent compensation consultants.

Compensation Philosophy

Our compensation philosophy provides the Board of Directors and management the framework to make compensation-related decisions on an ongoing basis. It ensures that compensation is aligned with key business drivers and that agreement exists with respect to the key objectives, design parameters and pay levels for the executive compensation program.

The philosophy is designed for fair pay based on an employee’s role in the Company; the market value of their job; and their performance in that position. Opportunities for additional compensation rewards are offered when the Company meets or exceeds its targeted business objectives.

Compensation Components

There are three compensation components for our executive officers: base salary, annual incentive compensation and long-term incentive compensation. Generally, the Compensation Committee believes both the individual components of compensation, as well as total compensation, are equitable and competitive. Each component of the compensation program for executive officers is further explained below.

Base Salary.  Base salary levels for the Company’s executive officers are set generally to be competitive in relation to the salary levels of executive officers in other companies within the healthcare industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases, the Company also takes into account individual experience and performance.

Annual Incentive Compensation.  The amount of incentive compensation awarded to any executive officer is based on the executive’s performance in relation to stated goals and VistaCare’s overall performance. Results that affect incentive compensation include the executive officers’ contribution toward the achievement of revenue and net income targets as well as key business drivers. The Compensation Committee establishes the amount of annual incentive compensation payable to each of the executive officers in respect of any year following the completion of the audit of VistaCare’s financial statements for such year. During fiscal year 2006, the Compensation Committee did not grant any bonus pay award to any of the named executive officers.

Long-Term Incentives.  The Compensation Committee uses stock options and restricted stock awards as a long-term, non-cash incentive and as a means of aligning the long-term interests of executives and stockholders. The exercise price of stock options is set at the market price of our common stock on the date of the grant, thus linking the value of the options to the holder to the future performance of our stock. Stock options do not become valuable unless the price of our stock increases above the price on the date of grant. In the case of restricted stock awards, the holder of the award does not realize the value of the stock until the restrictions imposed on the award expire. The number of stock options or restricted stock awards granted to an executive as a form of non-cash compensation is determined by taking into consideration factors such as the executive’s performance, the number of stock options or restricted stock awards previously granted to the executive, the executive’s remaining options exercisable and the value of those stock options or restricted stock awards, as compared to the anticipated value that an executive will add to VistaCare in the future. Stock options or restricted stock awards are not necessarily granted to executives on an annual basis.

Compensation of the Chief Executive Officer in fiscal 2006

The Compensation Committee, in determining the salary, incentive compensation and long term compensation components for our Chief Executive Officer in fiscal 2006, considered the various factors described above. During fiscal 2006, we did not grant any stock options or restricted stock awards to our Chief Executive Officer.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive and its four other most highly compensated executives. Performance-based compensation is excluded from the compensation taken into account for purposes of the limit if certain requirements are met. We currently intend to structure our stock options and restricted stock awards granted to executives in a manner that complies with the performance-based requirements of the statute. The Compensation Committee believes that, given the general range of salaries and bonuses for our executive officers, the $1 million threshold of Section 162(m) will not be reached by any of our executive officers in the foreseeable future.

COMPENSATION COMMITTEE
Jon M. Donnell, Chair
James C. Crews
Pete A. Klisares

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 of Notice)

Our Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 30, 2007. Ernst & Young LLP audited our financial statements for the fiscal year ended September 30, 2006. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or by the Nasdaq, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Ernst & Young LLP will be present at the 2007 Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders. In the event of a negative vote on this proposal by the stockholders, the Audit Committee will consider whether it is appropriate in the future to consider the selection of another independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

FEES PAID TO ERNST & YOUNG LLP

In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures, a mutual exclusion of punitive damages and various other provisions.

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for the fiscal years 2006 and 2005.

	2006	2005

Audit fees	$1,362,451	$1,031,865
Audit-related fees	$18,457	$116,688
Tax fees	$19,993	$93,131
All other fees	—	$—

Total	$1,400,901	$1,241,684

Audit fees represent fees for professional services provided in connection with the audit of our financial statements for the fiscal years ended September 30, 2006 and September 30, 2005, and reviews of quarterly reports on Form 10-Q filed during 2006 and 2005, as well as the specific compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended September 30, 2006.

Audit-related fees represent fees for professional services provided in connection with an audit of our pension plans and accounting consultation regarding stock options.

Tax fees consist of fees for tax compliance, tax advice and tax planning.

All other fees represents an annual subscription we paid to Ernst & Young LLP for access to its online database that provides us access to accounting guidance issued by the Financial Accounting Standards Board and other related standard-setting bodies.

All audit and non-audit services provided by Ernst & Young LLP in fiscal years 2005 and 2006 were approved in advance by the Audit Committee.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm for the purpose of maintaining the independence of such firm. Each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent registered public accounting firm also submits a fee proposal for audit services, which must be approved by the Audit Committee before the audit commences.

Management may periodically submit to the Audit Committee proposals for non-audit services (together with an estimate of the associated fees) that it recommends the independent registered public accounting firm be engaged to provide. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the proposed non-audit services would not compromise the independence of the registered independent public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve all non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regularly scheduled meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

During fiscal 2006, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policy and procedures described above.

Audit Committee Report for the Year Ended September 30, 2006

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to:

•	select and engage VistaCare’s independent registered public accounting firm;

•	serve as an independent and objective body to monitor VistaCare’s financial reporting process and internal control systems;

•	review and approve the scope of the annual audit and the non-audit services to be performed by the independent registered public accounting firm and that firm’s audit and non-audit fees;

•	review and appraise the audit efforts of VistaCare’s independent registered public accounting firm and the company’s internal audit function;

•	evaluate VistaCare’s financial reporting and compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies;

•	review potential conflict of interest situations and approve any proposed related party transactions;

•	recommend to the Board of Directors whether the audited financial statements should be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission; and

•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors.

The Audit Committee has:

•	reviewed and discussed the audited financial statements of VistaCare for the fiscal year ended September 30, 2006 with VistaCare’s management and its independent registered public accounting firm, including a discussion of the quality and effect of VistaCare’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with VistaCare’s independent registered public accounting firm, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates; and

•	met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of VistaCare’s internal controls and the overall quality of VistaCare’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from VistaCare’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of its independent registered public accounting firm and considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that VistaCare’s audited financial statements be included in VistaCare’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

AUDIT COMMITTEE
Jack A. Henry, Chair
Pete A. Klisares
Jon M. Donnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 15, 2006 by:

•	each stockholder we know to beneficially own more than 5% of our common stock;

•	each of our directors, director nominees and named executive officers; and

•	all of our named executive officers and directors as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 15, 2006 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 15, 2006 have been exercised.

Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each person named in this table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person. Unless otherwise noted, the address of each person named in the table is c/o VistaCare, Inc., 4800 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251.

	Number of		Shares
	Shares		Acquirable		Total
	Beneficially		Within 60		Beneficial
Name of Beneficial Owner	Owned	+	Days	=	Ownership	Percent

5% Owners:
Philip Timon(1)	3,180,303		—		3,180,303	19.4%
Perry Corp.(2)	2,151,209		—		2,151,209	12.8%
ICM Asset Management, Inc.(3)	1,665,424		—		1,665,424	10.1%
FMR Corp.(4)	1,242,808		—		1,242,808	7.6%
T. Rowe Price Associates, Inc.(5)	820,750		—		820,750	5.0%
The Bank of New York Company, Inc.(6)	817,395		—		817,395	5.0%
Directors and Executive Officers:
Richard R. Slager(7)	103,265		602,668		705,933	4.3%
Todd R. Coté, M.D.(8)	10,150		2,000		12,150	*
John Crisci(9)	20,000		45,000		65,000	*
David W. Elliot	2,600		130,000		132,600	*
Ronald F. Watson(10)	100		40,000		40,100	*
Stephen Lewis	—		39,000		39,000	*
Roseanne Berry(11)	10,000		25,000		35,000	*
James C. Crews	—		30,000		30,000	*
Jon M. Donnell	1,000		30,000		31,000	*
Perry G. Fine, M.D.	20,000		33,333		53,333	*
Jack A. Henry	1,500		30,000		31,500	*
Geneva B. Johnson(12)	100		40,000		40,100	*
Pete A. Klisares	2,000		70,000		72,000	*
Brian S. Tyler	—		20,000		20,000	*
All executive officers and directors as a Group (14 persons)	134,715		1,151,801		1,286,516	7.8%

*	Less than one percent of the outstanding common stock.

(1)	Based solely on information provided in a Schedule 13D and Schedule 13G (Amendment No. 5) filed by Philip Timon with the Securities and Exchange Commission on May 11, 2006. Endowment Capital, L.P., and Long Drive, L.P., each a Delaware limited partnership (the “Limited Partnerships”), own in the aggregate 3,180,303 shares. Endowment Capital Group, LLC, a Delaware limited liability company, is the sole general partner of each of the Limited Partnerships. Philip Timon is the sole managing member of Endowment Capital Group, LLC. As a result, Philip Timon has sole voting power and sole dispositive power over the shares held by the Limited Partnerships. The principal business address of Philip Timon is 1105 North Market Street, 15th Floor, Wilmington, DE 19801.

(2)	Based solely on information provided in Form 13F filed by Perry Corp. with the Securities and Exchange Commission on August 11, 2006. Perry Corp. is an institutional investment manager and has shared voting and investment authority with respect to 2,151,209 shares. The principal business address of Perry Corp. is 599 Lexington Avenue, New York, NY 10022.

(3)	Based solely on the information provided in a Schedule 13G jointly filed by ICM Asset Management, Inc. (“ICM”) and James M. Simmons (“Simmons”) with the Securities and Exchange Commission on October 11, 2006. ICM is a registered investment adviser. Simmons is the Chief Executive Officer and controlling stockholder of ICM. Each of ICM and Simmons has shared voting power with respect to 700,400 shares and shared dispositive power with respect to 1,665,424 shares. Clients of ICM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of VistaCare’s outstanding shares of common stock. The principal business address of ICM and Simmons is 601 West Main Avenue, Suite 600, Spokane, WA 99201.

(4)	Based solely on the information provided in a Schedule 13G (Amendment No. 3) jointly filed by FMR Corp. and Edward C. Johnson III (the “Reporting Persons”) with the Securities and Exchange Commission on October 10, 2006. Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 884,308 shares as a result of acting as an investment adviser to various investment companies. The Reporting Persons, through their control of Fidelity, each has sole power to dispose of the 884,308 shares owned by the various investment companies. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 354,000 shares of common stock. The Reporting Persons, through their control of Fidelity Management Trust Company, each has sole dispositive power over 354,000 shares of common stock and sole power to vote or direct the voting of 354,000 shares. In each instance, the clients of the Reporting Persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of VistaCare’s outstanding shares of common stock. The principal business address of the Reporting Persons is 82 Devonshire Street, Boston, MA 02109.

(5)	Based solely on the information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 13, 2006. T. Rowe Price Associates, Inc. is a registered investment adviser, which reports sole voting power over 131,800 shares and sole dispositive power over 820,750 shares. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which T. Rowe Price Associates, Inc. serves as investment adviser. The business address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(6)	Based solely on the information provided in an Amendment to a Schedule 13G jointly filed by The Bank of New York Co., Inc. and The Bank of New York (the “Reporting Persons”) with the Securities and Exchange Commission on February 15, 2006. The Reporting Persons have shared voting and shared dispositive power over 817,395 shares of common stock. The business address of the Reporting Persons is One Wall Street, New York, NY 10004.

(7)	Includes 50,000 shares of restricted stock which are forfeitable until vested (shares of restricted stock vest in equal annual installments on the anniversary of the award date).

(8)	Includes 10,000 shares of restricted stock which are forfeitable until vested (shares of restricted stock vest in equal annual installments on the anniversary of the award date).

(9)	Includes 20,000 shares of restricted stock which are forfeitable until vested (shares of restricted stock vest in equal annual installments on the anniversary of the award date).

(10)	Including 100 shares held by Ronald F. Watson Trust Agency Account, of which Mr. Watson is the trustee.

(11)	Includes 10,000 shares of restricted stock which are forfeitable until vested (shares of restricted stock vest in equal annual installments on the anniversary of the award date).

(12)	Including 100 shares held by Geneva B. Johnson Revocable Trust, of which Ms. Johnson is the trustee.

STOCK PERFORMANCE GRAPH

The following performance graph illustrates hypothetical investments of $100 in our common stock in the Russell 2000 Index, a broad market index of which VistaCare’s common stock is a component, and in the Standard & Poor’s Healthcare Index, a general index of the securities of publicly traded healthcare companies, on December 18, 2002 (the date on which our common stock first traded on the Nasdaq National Market) and compares the change in such investment between such date and December 31, 2002, between January 1, 2003 and December 31, 2003, between January 1, 2004 and September 30, 2004, between October 1, 2004 and September 30, 2005, and between October 1, 2005 and September 30, 2006. We paid no dividends during the periods shown, whereas the performance of the indices is shown on a total return, dividend reinvestment basis. We obtained the graph and information used on the graph from Research Data Group, Inc., a source we believe to be reliable.

COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN

Among VistaCare, Inc., The Russell 2000 Index
And The S & P Health Care Index

	12/18/02	12/02	12/03	9/04	9/05	9/06
VistaCare, Inc.	100.00	106.38	232.16	101.73	96.15	69.10
Russell 2000 Index	100.00	94.43	139.05	144.22	170.11	186.99
S & P Health Care Index	100.00	96.49	111.02	107.29	118.47	127.42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VistaCare Hospice Foundation

The VistaCare Hospice Foundation (formerly, Vista Care Foundation) is a non-profit corporation established by Barry M. Smith, the former Chairman of our Board of Directors, in March 1996 for the purpose of soliciting, investing and distributing funds to advance the cause of end-of-life care. The foundation:

•	provides grants directly to terminally ill patients to fulfill basic needs and last wishes;

•	funds hospice services for patients who lack the means to pay for hospice care;

•	provides funding for end-of-life research and community and professional education; and

•	provides grants that help the bereaved overcome their grief of the loss of a loved one.

The business and affairs of the foundation are currently governed by a six (6)-member board of trustees. Geneva B. Johnson, one of our directors serves as Chair of the board of trustees. Ms. Johnson receives no compensation for her service on the board of trustees.

Since May 2005, Martin A. Yenawine, an employee of the Company and former Assistant to the Chairman, has served as President and Chief Executive Officer of the foundation and as a member of its board of trustees. We pay Mr. Yenawine’s compensation to work with the foundation on a full-time basis, which, from October 1, 2005 through September 30, 2006, totaled approximately $150,000. At any meeting of the foundation’s board of trustees at which at least three, but fewer than four, trustees are present, it is possible that Ms. Johnson and Mr. Yenawine could control the outcome of all actions taken at such meeting.

Consulting Services Agreement

In September 2003, we entered into a consulting services agreement with Dr. Perry G. Fine, a member of our Board of Directors, pursuant to which Dr. Fine provided certain consulting and other related services to VistaCare as requested from time to time. In return, Dr. Fine received an annual retainer of $60,000, paid in equal monthly installments commencing on September 1, 2003, plus reimbursement by us in accordance with Company policy of travel and other business-related expenses. The agreement was terminable by either Dr. Fine or us upon 30 days’ written notice with or without cause, and we could terminate the agreement immediately under certain circumstances. A copy of the agreement was filed as Exhibit 10.39 to our 2003 annual report on Form 10-K. In January 2006, the agreement was terminated by mutual consent and we made the final retainer payment under the agreement. Since January 2006, Dr. Fine has received no compensation for services other than fees as a member of our Board of Directors.

Other Transaction

On September 27, 2005, in order to aid in the relocation of Mr. Elliot to the Phoenix, Arizona metropolitan area, the Board of Directors, at a special meeting and without the participation of Mr. Elliot, agreed to purchase Mr. Elliot’s house in Minnesota for $940,000. The purchase price was based on two independent real estate appraisals. An agreement for the sale of the house to the Company was executed on October 11, 2005. Pursuant to the terms of this agreement, if the Company was able to sell the house for more than $940,000, Mr. Elliot would be entitled to the difference between the sales price and $940,000. If the house sold for less than $940,000, Mr. Elliot was to pay the Company the difference between $940,000 and the sales price. On December 15, 2005, the Company sold the house to an unrelated third party for $900,000. The sale of the house was closed on December 15, 2005. The Board of Directors waived Mr. Elliot’s obligation to repay the $40,000 difference between the $940,000 purchase price and the $900,000 sales price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of VistaCare’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The Nasdaq National Market. These persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq.

Based on a review of reports filed by our directors and executive officers and based on representations from them, we believe all stock ownership reports required to be filed by those reporting persons during 2006 were timely made, except with regard to the following transactions due to administrative error: (i) a Form 4 on behalf of Ms. Berry relating to a stock award on December 15, 2005 and (ii) a Form 4 on behalf of Mr. Crisci relating to a stock award on December 15, 2005. The corresponding Form 4 for each of the persons identified above has since been filed. In addition, a Form 4 filed on behalf of Mr. Donnell on May 19, 2006 inadvertently excluded certain shares of our common stock purchased by Mr. Donnell. The Form 4 for Mr. Donnell was amended on May 31, 2006 to include the correct share ownership information. Further, a Form 4 filed on behalf of Mr. Hirvela on March 28, 2006 inadvertently excluded a stock award. The Form 4 for Mr. Hirvela was amended on March 30, 2006 to include the correct share ownership information.

OTHER MATTERS

Our Board of Directors does not know of any matters which will be brought before the annual meeting other than those matters specifically set forth in the notice of the 2007 Annual Meeting of Stockholders. However, if any other matter properly comes before the annual meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

Annex A

VistaCare, Inc.

Audit Committee of the Board of Directors
Amended and Restated Charter
December 6, 2006

The Board of Directors (the “Board”) of VistaCare, Inc. (the “Company”) has established the Audit Committee of the Board for the purposes and with the authority and responsibilities described in this Amended and Restated Audit Committee Charter (the “Charter”).

Purposes

The purposes of the Audit Committee of the Board (the “Committee”) are:

1. To oversee the Company’s accounting and financial reporting processes and the audits of its financial statements;

2. To oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

3. To oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics;

4. To select and engage the Company’s independent registered public accounting firm, review and approve the scope of the annual audit and non-audit services to be performed and the fees for such services, and receive direct reports from and evaluate the performance of such firm;

5. To review and make recommendations to the Board on financial matters, including financing plans and objectives, financial strategies and capital structure, and the implications of major investments, restructurings, joint ventures, acquisitions and divestitures;

6. To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

7. To review and reassess the adequacy of the Committee’s Charter on an annual basis;

8. To perform such other functions as the Board may assign to the Committee from time to time.

Authority and Responsibilities

The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged to prepare or issue an audit report or perform other audit, review or attest services for the Company, for payment of compensation to any advisers employed by the Committee, and for payment of the ordinary administrative expenses of the Committee that are necessary or appropriate. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee relies on the expertise and knowledge of management, the internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for determining the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The public accounting firm is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Planner. In conjunction with the annual review of the Charter, the planner will be updated if appropriate to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated planner will be considered to be an addendum to this Charter.

Composition

1. The Committee shall be comprised of not less than three directors, each of whom will be “independent” as defined from time to time by the listing standards of the Nasdaq Stock Market, Inc. and by applicable rules and regulations of the Securities and Exchange Commission.

2. Committee members and its chairperson will be recommended by the Chairman of the Board and will be designated by the Board.

3. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

4. At least one member of the Committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

5. No member of the Committee may have participated in the preparation of the financial statements of the Company or any subsidiary of the Company at any time during the three years immediately preceding such member’s appointment to the Committee. In addition, each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.

Meetings and Administration

1. The Committee shall meet when scheduled by the Committee Chairperson and/or the Chairman of the Board. The Committee may meet in person, by telephone conference call, or in any other manner in which the Board is permitted to meet under law or the Company’s bylaws. The Committee shall keep a written record of its meetings and actions and shall file a copy of such record in the corporate minutes of the Company.

2. The Company’s Chief Executive Officer shall designate members of management to attend meetings of the Committee and otherwise assist the Committee at the request of the Committee.

3. Each member of the Committee shall be paid the fee, if any, set by the Board for his or her services as a member of, and/or chairperson of, the Committee.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — VistaCare, Inc.

4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251
Proxy Solicited by the Board of Directors of VistaCare, Inc.
for the 2007 Annual Meeting of Stockholders
The undersigned hereby appoints as proxies Richard R. Slager and Stephen Lewis, and each of them or such other persons as the Board of Directors of VistaCare, Inc. may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of VistaCare, Inc. held of record by the undersigned on December 26, 2006 at the 2007 Annual Meeting of Stockholders to be held on February 1, 2007, at 2:00 p.m., Mountain Time, at the Chaparral Suites Resort, 5001 N. Scottsdale Road, Scottsdale, Arizona 85250 and any adjournments thereof.
This proxy when properly executed will be voted as directed. If no direction is given, the proxy will be voted FOR the nominees for director, FOR proposal two and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the annual meeting.
Please mark, date, sign and return this proxy card promptly.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in ☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	To elect each of the nominees below to serve as Class II directors for a three-year term ending at the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified or until the earlier death, resignation or removal from office of such directors.

	FOR	WITHHOLD

01 – Jon M. Donnell	☐	☐

02 – Perry G. Fine	☐	☐

03 – Jack A. Henry	☐	☐

2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for VistaCare, Inc. for the fiscal year ending September 30, 2007	FOR ☐	AGAINST ☐	ABSTAIN ☐

B
Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C
   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 – Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy) — Please print date below.

/	/